Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The General Partner
Essex Portfolio, L.P.:

We consent to (i) the use of our report dated February 26, 2016, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three‑year period ended December 31, 2015, and the related financial statement schedule III incorporated by reference herein and (ii) the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
March 3, 2016